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                                                                    Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference of our reports in the Registration Statement (Form S-8 No. 333- ) pertaining to the Respironics, Inc. Retirement Savings Plan (a) dated September 13, 1996, with respect to the consolidated financial statements and schedules of Respironics, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 1996 and (b) dated December 15, 1995, with respect to the financial statements and schedules of Respironics, Inc. Retirement Savings Plan included in the Plan's Annual Report (Form 11-K) for the year ended June 30, 1995, filed with the Securities and Exchange Commission.

                                    ERNST & YOUNG LLP


Pittsburgh, Pennsylvania
November 21, 1996